UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2021

Blue Apron Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38134	81-4777373
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28 Liberty Street New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)

(347) 719-4312

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Class A Common Stock, $0.0001 par value per share	APRN	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01         Entry into a Material Definitive Agreement.

On September 29, 2021, Blue Apron, LLC (the “Subsidiary”), a wholly-owned subsidiary of Blue Apron Holdings, Inc. (the “Company”), entered into a Seventh Amendment to Lease (the “Lease Amendment”) with Dreisbach Enterprises, Inc. (the “Landlord”), which amends that certain Lease, dated as of July 15, 2013 (the “Lease”), as amended, by and between the Subsidiary and the Landlord, for the Subsidiary’s Richmond, California fulfillment center. Pursuant to the Lease Amendment, among other things, the term of the Lease has been extended from May 31, 2022 to May 31, 2027, and the Subsidiary or Landlord may terminate the Lease upon twelve (12) months’ notice provided that the effective date of such termination is not prior to December 31, 2025.

In connection with entering into that certain Sixth Amendment to Lease dated January 29, 2019, the Subsidiary prepaid approximately $2.1 million of rent (the “Prepaid Rent”) to the Landlord covering the final six (6) months of the Lease term. Under the terms of the Lease Amendment, a portion of the Prepaid Rent may be returned by the Landlord to the Subsidiary if the Company achieves certain financial targets during the Lease term.

The foregoing description of the Lease Amendment is subject to, and qualified in its entirety by reference to, the full text of the Lease Amendment, which will be filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2021.

Item 2.03         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 8.01 Other Events.

Rights Offering Record Date

On September 28, 2021, the Company issued a press release announcing that the board of directors had fixed the close of business (5:00 p.m. Eastern Time) on October 8, 2021, as the record date (the “Record Date”) for the Company’s planned $45.0 million rights offering (the “Rights Offering”). The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

As previously disclosed, the Company has agreed to conduct the Rights Offering as one component of a series of planned transactions to raise an aggregate of $78.0 million. In the Rights Offering, the Company intends to distribute, at no charge, to each holder of record of its outstanding shares of Class A common stock and certain outstanding warrants to purchase shares of Class A common stock (the “Eligible Securityholders”) one non-transferable subscription right (each, a “Subscription Right” and collectively, the “Subscription Rights”) for each share of Class A common stock held or, in the case of the holders of the applicable outstanding warrants, each share of Class A common stock issuable upon exercise of such warrants. Each Subscription Right entitles the Eligible Securityholder to purchase one unit consisting of (i) a fraction (the “Applicable Fraction”) of one share of Class A common stock, (ii) one warrant to purchase the Applicable Fraction of 0.8 of one share of Class A common stock at an exercise price of $15.00 per share, (iii) one warrant to purchase the Applicable Fraction of 0.4 of one share of Class A common stock at an exercise price of $18.00 per share, and (iv) one warrant to purchase the Applicable Fraction of 0.2 of one share of Class A common stock at an exercise price of $20.00 per share.

The Company anticipates the subscription period for the planned Rights Offering to commence on October 12, 2021, and to continue until the close of business (5:00 p.m. Eastern Time) on October 28, 2021.

A Registration Statement on Form S-3 (No. 333-259677) relating to the planned Rights Offering has been filed with the Securities and Exchange Commission (the “SEC”) but has not yet become effective. The Company intends to make the planned Rights Offering pursuant to such registration statement and a final prospectus to be filed with the SEC as soon as practicable following the Record Date. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The information herein, including the expected timing and terms of the planned Rights Offering, is not complete and is subject to change. The Company reserves the right to cancel or terminate the planned Rights Offering, subject to certain conditions, at any time.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
99.1	Press Release dated September 28, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE APRON HOLDINGS, INC.

Date: September 29, 2021	By:	/s/ Randy J. Greben
Randy J. Greben
Chief Financial Officer and Treasurer